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                                                                  EXHIBIT 10.30


                   FIRST HORIZON PHARMACEUTICAL CORPORATION

                               December 18, 2001


Mr. R. Brent Dixon
660 Hembree Parkway
Suite 106
Roswell, Georgia 30076


         Re:      Separation of Employment


Dear Brent:

         This letter sets forth our mutual understanding regarding your separation from First Horizon Pharmaceutical Corporation (the "Company") effective December 31, 2001 (the "Separation Date"). Your separation is without cause and will be in accordance with the provisions of Section 7(a)(ii) of the Employment Agreement entered into by and between yourself and the Company and dated as of January 1, 2000. I would appreciate your reviewing this letter carefully and, if you agree with the provisions set forth herein and the terms of the attached Mutual Release, acknowledging your receipt of this letter where indicated at the bottom and returning a copy of it to me along with the Mutual Release.

         Under the terms of the Employment Agreement, each of us has previously agreed that upon a termination of your employment without cause, each of us will be subject to certain obligations and responsibilities to the other, including, but not limited to, the Company's obligations to continue your salary and medical benefits for one year after separation and your covenants as to non-competition and confidentiality following separation. The Company is committed to honoring the post employment provisions contained in your Employment Agreement and fully expects that you will live up to the post-employment commitments contained therein as well.

         There are, however, several deviations from the terms of the post employment provisions of the Employment Agreement which you have requested that we make. Specifically, you have requested that (i) the Company transfer title to your Company car to you in lieu of providing the car allowance provided for in the Employment Agreement, (ii) that the Company release you from the restrictions set forth in Section 9(a) of the Employment Agreement dated as of January 1, 2000 by and between the Company and Executive (the "Employment Agreement"), but only to the extent necessary to allow passive investment by you in privately held businesses which may be in competition with the Company but in which you do not now or at any time within thirty-six months of the date hereof hold any position as a director, partner, executive, officer, agent, consultant or in any other capacity in which you would be actively engaged in the decision making process of the business, and (iii) pay to you a bonus in the amount of $54,500. Although these modifications are beyond the terms of the Employment Agreement, in


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consideration for your executing the Mutual Release which is attached to this letter, the Company is willing to provide you with the benefits set forth in
(i) through (iii) above.

         If the foregoing meets with your approval, I would ask that you sign one copy of this letter where indicated below and return it, along with the Mutual Release, to my attention.

         Should you have any questions regarding the post-employment terms of the Employment Agreement or the Mutual Release, I would ask that you contact me at your earliest convenience.


                                    Very truly yours,

                                    FIRST HORIZON
                                    PHARMACEUTICAL CORPORATION



                                    By:      /s/ Mahendra G. Shah, Ph.D.
                                       ----------------------------------------
                                       Mehandra G. Shah, Ph.D.
                                       Chief Executive Officer and
                                       Chairman of the Board


Accepted: Agreed to this 19th day of December 2001.


  /s/ R. Brent Dixon
----------------------------
    R. Brent Dixon


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